EXHIBIT 11

            UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF EARNINGS PER COMMON SHARE




                                                        For the Three Months
                                                             Ended March 31
Dollars and shares in thousands, except per
  share amounts                                              1994       1993
- -----------------------------------------------------------------------------


ASSUMING NO DILUTION:
Net earnings before cumulative effect of
    accounting changes                                    $53,931   $140,193
Preferred stock dividend                                   (8,969)    (8,969)
Cumulative effect of accounting changes                         -   (129,594)
- ------------------------------------------------------------------------------
Net earnings applicable to common stock                   $44,962    $ 1,630

Weighted average common stock outstanding                 241,642    240,838

Net earnings per common share:
Before cumulative effect of accounting changes               $.19       $.55
Cumulative effect of accounting changes                         -       (.54)
- ------------------------------------------------------------------------------
Net earnings per common share                                $.19       $.01





Assuming Full Dilution:
Net earnings before cumulative effect of
   accounting changes                                      $53,931   $140,193
Cumulative effect of accounting changes                          -    129,594
- ------------------------------------------------------------------------------
Net earnings                                               $53,931   $ 10,599

Fully diluted shares of common stock (a)                   259,650    259,622

Net earnings per common share:
Beofre cumulative effect of accounting changes               $ .21      $ .54
Cumulative effect of accounting changes                          -       (.50)
- ------------------------------------------------------------------------------
Net earnings per common share                                $ .21      $ .04


(a) Weighted average common stock outstanding              241,642    240,838
     Common stock equivalents:
     Stock options & performance shares *                    1,341      2,117
     Convertible preferred stock                            16,667     16,667
- ------------------------------------------------------------------------------
Total                                                      259,650    259,622


* Stock options exclude those at exercise prices in excess of market value at the end of the quarter.